Exhibit 10.30

1310 Chesapeake Terrace Sunnyvale, CA 94089 Phone: (408) 716-4600 Fax: (408) 716-4620	CyberKnive® G4 Shared Ownership Agreement Initials: Customer Accuray

Customer:	Account Number:
("Customer")
Contact Name:	Quote ID:
Address:	Revision Number:
Revision Date:
RSD Contact:	Expiration Date:

        Only valid for primary customer named above. This CyberKnife Shared Ownership Agreement ("Agreement") is non-transferable and not for export outside the U.S.

CyberKnife® Robotic Radiosurgery System

A.	Quote

	Part Description	Quantity	Unit Price	Line Total
1.	CyberKnife® Robotic Radiosurgery System (See B below)	1	$4,150,000.00	$4,150,000.00
2.	Additional Options Total (See C Below)			$0.00
3.	Bundled Discount: Discount off the CyberKnife System Subtotal Price of $4,xxx,000.00 (Base List Price plus Additional Options Total).			$(0.00)
4.	Special Promotion: Customer shall receive an additional discount if this Agreement is signed and received by Accuray by the Expiration Date.			$(0.00)

5.

			Total Due	$4,150,000.00

B.	The Base CyberKnife System—G4 Configuration			$4,150,000.00

          1.     Robotic Treatment Delivery System

            1.1.  Image-Guidance System

              1.1.1. Diagnostic X-ray sources

              1.1.2. In-Floor Amorphous Silicon X-Ray Detectors

            1.2.  600 MU/minute Linear Accelerator (Linac) with secondary collimators

            1.3   Robotic Manipulator

            1.4   Axum® Treatment Couch & Automatic Patient Positioning System

              1.4.1. Two (2) CT Overlay Kits included

            1.5   Treatment Delivery Control Console

          2.     Treatment Planning System

            2.1.  Two (2) MultiPlan™ 2.0 Treatment Planning Workstations

            2.2.  CK Remote™ Open Architecture

          3.     Clinical Application Modules

            3.1.  Synchrony® Respiratory Tracking System

            3.2.  Xsight™ Spine Tracking System

          4.     Data Management Systems

            4.1.  Patient Archive and Restore System

C.	Additional Options

1. RoboCouch™ Patient Positioning System
Select RoboCouch Patient Positioning System by marking the box below.
☐ RoboCouch Patient Positioning System	$800,000.00
When selecting RoboCouch Patient Positioning System, the Patient Treatment Couch (Section B.1.4) is removed from the Base CyberKnife System and replaced with the RoboCouch Patient Positioning System.
Patient Treatment Couch Credit	($350,000.00)
2. Additional MultiPlan™ 2.0 Treatment Planning Workstation
Two (2) MultiPlan 2.0 Workstations are included with the Base CyberKnife System; however, additional MultiPlan 2.0 Workstations may be purchased. Select additional MultiPlan 2.0 Workstations by marking the box below.
☐ MultiPlan 2.0 Workstation	$150,000.00 each
Number of Additional MultiPlan 2.0 Workstations: MultiPlan Subtotal	$0.00
3. InView™ Workstation Select InView Workstations by marking the box below.
☐ InView Workstation	$45,000.00 each
Number of Additional InView Workstations: InView Subtotal	$0.00
4. Xchange™ Robotic Collimator Changer Select Xchange Robotic Collimator Changer by marking the box below.
☐ Xchange Robotic Collimator Changer	$175,000.00
5. Xsight™ Lung Tracking System Select Xsight Lung Tracking System by marking the box below.
☐ Xsight Lung Tracking System	$175,000.00
6. 4D Treatment Optimization and Planning System Select 4D Treatment Optimization and Planning System by marking the box below.
☐ 4D Treatment Optimization and Planning System	$150,000.00

Additional Options Total

D.	Pricing & Inclusions

	1.	Payment Terms:
		1.1	$50,000 with the signed Letter of Intent between Accuray and the Customer ("LOI").
		1.2	30% of the total amounts specified herein ("Purchase Price") less $50,000 LOI-payment, due with the Agreement.
		1.3.	60% of Purchase Price due upon delivery of the CyberKnife System ( )
		1.4.	10% of the Purchase Price due upon Acceptance (as defined in Section 7 of the Accuray Terms and Conditions set forth below in Section G).
	2.	Shipping Terms:
		2.1.	F.O.B. Destination.
		2.2.	Anticipated delivery scheduled for .
	3.	Site Preparation and Installation:
		3.1.	Site preparation at Customer's expense.
		3.2.	Installation included at Accuray's expense.
	4.	Warranty:
		4.1.	1-year warranty includes all parts and labor.
		5.	Training:
		5.1.	Training provided for up to 5 personnel (e.g. surgeon, radiation oncologist, physicist, radiation therapist). Hotel accommodations and travel costs are not included.
		5.2.	Additional attendees will be charged according to the then current training price list.
E.	Contingencies

There are no contingencies
F.	Preventive Maintenance and Service Contracts

Accuray offers the below Preventive Maintenance and Service contracts ("Service Contracts"). The Service Contracts cover the Base CyberKnife System as described in Section B, up to 2 MultiPlan 2.0 Workstations (including the 2 MultiPlan 2.0 Workstations in the Base CyberKnife System), and up to 3 InView Workstations. If Customer has more than 2 MultiPlan 2.0 Workstations installed (including the MultiPlan 2.0 Workstations in the Base CyberKnife System) or more than 3 InView Workstations installed, then Customer shall pay an additional charge of $18,750.00 per year per MultiPlan 2.0 Workstation and $6,750.00 per year per InView Workstation, as applicable. Select one of the Service Contract options below by marking the box next to the service option desired. The terms of Accuray's Preventive Maintenance and Service contracts, to be signed separately and invoiced separately by Accuray, apply to Accuray's provision of maintenance and support. If Customer does not execute a Preventive Maintenance and Service contract as of the date of this Agreement, it will not be entitled to any Upgrades released under Accuray's Diamond Elite Preventive Maintenance and Service contract between the date of this Agreement and the date Customer executes a Diamond Elite Service contract; provided, however, that in order to be entitled to any such Upgrades, Customer must execute a Diamond Elite Service contract prior to the date that Customer's Accuray System is installed.

☐
Customer does not wish to select a Service Contract at this time. If Customer does not execute a Service contract as of the date of this Agreement, it will not be entitled to any Upgrades released under Accuray's Diamond Elite Preventive Maintenance and Service contract between the date of this Agreement and the date Customer executes a Diamond Elite Service contract; provided, however, that in order to be entitled to any such Upgrades, Customer must execute a Diamond Elite Service contract prior to the date that Customer's Accuray System is installed.

☐
EMERALD ELITE SERVICE: 4-year contract, no payments until after warranty year:

First Year (Warranty Year)	No Payment
Second Year	$275,000.00 per year
Third Year	$275,000.00 per year
Fourth Year	$275,000.00 per year
Fifth Year (optional)	$275,000.00 per year
☒
DIAMOND ELITE SERVICE: 4-year contract, no payments until after warranty year:

First Year (Warranty Year)	No Payment
Second Year	$460,000.00 per year
Third Year	$460,000.00 per year
Fourth Year	$460,000.00 per year
Fifth Year (optional)	$460,000.00 per year

        Payment Terms:    See Service Contracts, provided separately.

G.	Accuray Terms and Conditions of Sale

1.
Definitions; Terms. "Accuray Products" means all products manufactured by Accuray Incorporated ("Accuray") including, but not limited to, Accuray-produced hardware, software, and firmware. "Accuray Services" means services of Accuray related to the warranty provided herein, but shall not include any services relating to a Preventive Maintenance and Service Contract between Customer and Accuray, which shall be governed by the terms of such separate Preventive Maintenance and Service Contract. "Accuray System" means the CyberKnife System provided by Accuray to Customer hereunder, which includes component parts produced by other manufacturers. "Accuray Update" means any update offered by Accuray to any Accuray Product or Accuray System. "Accuray Upgrade" means any upgrade offered by Accuray to any Accuray Product or Accuray System. "Specifications" means the user manuals, reference guides, and configuration documentation provided by Accuray to Customer in writing, as updated from time to time by Accuray. All Accuray Products, Accuray Services, Accuray System, Accuray Upgrades and Accuray Updates (collectively, "Accuray Deliverables") are furnished only on the terms and conditions stated herein. Any different or additional terms contained in Customer's purchase order, Purchase Term Agreement or similar documents shall not bind Accuray.
	2.	Terms of Payment.

2.1.
Purchase Price; Payment Schedule. The Purchase Prices for the Accuray Deliverables are as set forth in Section A above. Purchase Prices are valid only for the item on which such prices are specified. The Purchase Prices are exclusive of all taxes (including, but not limited to, any sales tax, use tax, or value-added tax or other similar tax), license fees, customs fees, duties, and similar charges. Customer shall pay for the Accuray Deliverables in accordance with the payment schedule set forth in Section D above and the terms of this Section 2, provided that if installation or Acceptance (as defined in Section 7) is delayed by Customer for reasons not attributable to Accuray, the payment amount due upon Acceptance of the applicable Accuray Deliverable shall be due and payable the earlier of (i) 60 calendar days after delivery or (ii) Acceptance. If the delivery of an Accuray Deliverable is delayed by Customer for reasons not attributable to Accuray, Customer shall pay Accuray's reasonable cost to store such deliverable (including, but not limited to, insurance and demurrage charges) and amounts due on the estimated delivery date specified in Section D above for such deliverable shall become due and payable on such date. Accuray's performance hereunder is subject to Accuray's approval of Customer's credit.
2.2.
Invoices; Late Payments. If Customer's internal payment processing procedure requires Customer to receive an invoice before paying amounts due hereunder, Customer shall request such invoice sufficiently in advance to make the payment in accordance with the payment schedule set forth in Section D above. Past due balances shall bear interest at the rate of 1% per month or, if lower, the maximum amount permitted by applicable law. Accuray may suspend its performance under this Agreement if payments are not made in accordance with the payment schedule set forth in Section D above. Customer shall pay Accuray's reasonable costs of collecting amounts due hereunder that are more than 30 days past due.
2.3.
Security Interest. Until the Purchase Price is paid in full to Accuray, Accuray shall have a security interest in all Accuray Deliverables and proceeds generated therefrom, for the purpose of securing payment for such deliverables. Customer authorizes Accuray to file, and shall execute upon Accuray's request, documents and related filings and recordings thereof as necessary for Accuray to perfect the foregoing security interest under the Uniform Commercial Code or any similar domestic or foreign laws. Customer shall maintain the Accuray Deliverables in good condition and keep such deliverables free of any liens until payment is made in full. All security interests shall be released once Accuray has received all payments owed hereunder for all Accuray Deliverables.
3.
Shipment. Shipments are F.O.B. Destination. Customer shall inspect arriving shipments and report any visible damage or shortages to Accuray within 48 hours after delivery and any concealed damage within 10 days after delivery. If Customer does not report damage in accordance with the previous sentence, Customer shall bear the risk of loss with respect to such damage. For shipments outside the United States, Customer shall procure all necessary permits and licenses for such shipments and for compliance with any government regulations applicable at the destination. Delivery and installation dates set forth in Section D above, or otherwise agreed upon in writing by the parties are approximate. Accuray shall use reasonable efforts to meet all such delivery and installation dates but shall not be liable for delays.
4.	Installation.

4.1.
Installation by Accuray. Accuray will notify Customer approximately 90 calendar days prior to the scheduled delivery of the Accuray System to coordinate installation details. Installation will be performed by Accuray. Accuray will assemble and test the Accuray System. Operation of the Accuray System by Accuray, as necessary for completion of installation or acceptance tests, is subject to Customer providing adequate radiation shielding protection and other site preparations required for the safety and protection of personnel and the Accuray Deliverables. Upon completion of the installation, Accuray's representatives will demonstrate proper machine operation by performing Accuray's acceptance test procedure. For clarity, Accuray is not responsible for any commissioning of the Accuray System, including, but not limited to, any calibration or radiation surveys. Such commissioning shall be the sole responsibility of Customer.
4.2.
Site Preparation. Customer will be responsible for having the building, utilities, lighting, ventilation, air conditioning, mounting facilities, all necessary radiation shielding, patient positioning lasers, closed-caption TV system, intercom, and access to the room completed on the estimated delivery date and ready for installation of the Accuray System. Accuray will have no responsibility for any matter affecting or related to the adequacy of architectural design, utility service design, the radiation protection walls and barriers, patient viewing devices, or facility personnel safety devices at Customer's site. Architectural design, radiation protection walls and barriers and other safety devices must be approved by an expert in the radiation field and shall be Customer's responsibility.
4.3.
Rigging and Unloading. Accuray will locate and contract with a rigger or local licensed contractor to provide labor and rigging services necessary to unload the sub-base frame and the rest of the Accuray System from the transport vehicle and move the entire Accuray System to its final position under Accuray's supervision. Accuray shall be responsible for all standard rigging costs and expenses. An Accuray representative will monitor the movement, final positioning and connection of the Accuray System.
4.4.
Customer Representative. Customer shall provide a representative who shall be present at all times during the installation and be capable of assisting where necessary. When no representative is present and assistance from Customer is not available when required, Accuray may suspend the installation until an appropriate Customer representative is made available consistently.
4.5.
Site Location. Customer agrees that the Accuray System will remain at the site at which Accuray installs the System and will not be re-located without the prior written consent of Accuray, such consent to not be unreasonably withheld.

5.     Training.

  5.1.
  Training.    Accuray will provide training for up to 5 Customer personnel (such personnel, collectively, the "Initial Group"). The Accuray training includes: (i) Technical Training, (ii) 1 Clinical Site Visit, and (iii) 1 on-site training session on the technical use of the Accuray System during first patient treatment, as each is described below. Customer shall be responsible for the travel and living expenses of all personnel sent for training. At the request of Customer, Accuray shall train additional Customer personnel beyond the Initial Group in accordance with Accuray's then current training price list and availability.

  5.2.
  Training Framework and Restrictions.    Due to logistical considerations, Accuray can only offer 1 Clinical Site Visit and 1 on-site training session during first patient treatment per Customer. As set forth below, Customer shall at a minimum send a Core Group (as defined in Section 5.3.1 below) for Technical Training prior to installation. However, because completion of the Technical Training is a prerequisite to the Clinical Site Visit and because completion of Technical Training and the Clinical Site Visit are prerequisites to the on-site training session during first patient treatment, Accuray strongly recommends that Customer send its entire Initial Group to Technical Training before the Clinical Site Visit. If Customer does not send its entire Initial Group to Technical Training prior to the Clinical Site Visit, then only Customer's Core Group personnel who have completed the Technical Training shall be able to participate in the Clinical Site Visit and subsequent on-site training session during first patient treatment. If Customer does not send its entire Initial Group to Technical Training prior to the Clinical Site Visit, then the remaining members of Customer's Initial Group shall only be eligible for Technical Training and must complete such Technical Training within 60 days of the first patient treatment or the option for such Technical Training shall be deemed waived by Customer.

  5.3.
  Technical Training

  5.3.1.
  Technical Training will occur at Accuray's training facility in Sunnyvale, California or such other regional training facility as Accuray may establish. At a minimum, Customer must include the following individuals in the first group that Customer sends to Technical Training:

  (i)
  at least 1 medical physicist or the individual who will be responsible for commissioning the Accuray System and performing the quality assurance testing and treatment planning at Customer's site if such individual is not a physicist; and

  (ii)
  at least 1 radiation oncologist or the individual who will be responsible for approving the prescription at Customer's site if such individual is not a radiation oncologist (such individuals, collectively, the "Core Group").

  5.3.2.
  At a minimum, the Core Group must have completed the Technical Training prior to installation. Customer, in its discretion, may select the remaining members of Customer's Initial Group (for example, surgeons, specialists, radiation therapists and additional medical physicists and/or radiation oncologists), however, as described in Section 5.2 above, Accuray strongly recommends that Customer send its entire Initial Group to Technical Training prior to the Clinical Site Visit.

  5.4.
  Clinical Site Visit.    Accuray will arrange for 1 Clinical Site Visit for Customer's Initial Group prior to installation. The Clinical Site Visit will take place at an operating CyberKnife Center in the United States. This Clinical Site Visit will involve clinical interaction with personnel at such center and an opportunity to witness actual patient treatment. Accuray will provide each customer with only 1 Clinical Site Visit and thus any members of Customer's Initial Group who wish to attend a Clinical Site Visit must all attend the same Clinical Site Visit. Completion of Technical Training is a prerequisite to participation in the Clinical Site Visit.

  5.5.
  On-site Training during First Patient Treatment.    Accuray shall provide an Accuray trainer to assist with the technical use of the Accuray System at Customer's site during first patient treatment. For clarity, proctoring and credentialing of physicians and medical staff is the responsibility of the Customer and should be performed separately from Accuray training according to the policies and procedures of the particular Customer or affiliated hospital, as applicable. Completion of the Technical Training and Clinical Site Visit by, at a minimum, the Core Group of Customer personnel are prerequisites for Accuray providing a trainer during the first patient treatment at Customer's site. Accuray shall have the right to reschedule the first patient treatment in the event that Customer's Core Group has not completed the Technical Training and the Clinical Site Visit prior to the first patient treatment. In addition, at the first patient treatment the Accuray trainer will only work with Customer personnel who have previously completed both Accuray's Technical Training and Clinical Site Visit.

  5.6.
  Credentials.    Customer shall determine and verify any necessary credentials of any personnel that Customer sends for training on the Accuray System. Accuray shall not be responsible for and will not in any way determine, assess or verify any necessary credentials of any personnel that Customer sends for training on the Accuray System.

  5.7.
  Qualification.    Accuray strongly recommends that any Customer personnel who will be involved with the Accuray System attend the training programs offered by Accuray, however, Customer shall have the sole responsibility for ensuring that any Customer personnel are appropriately trained with respect to any Accuray Deliverables and Accuray shall not be responsible for any such determinations.

6.     Calibration and Local Requirements.

  6.1.
  Calibration.    Customer shall be solely responsible for all Accuray System commissioning and calibration. The dose rate and integrated dose measured by the accelerator transmission ionization chamber and dosimetry electronics must be calibrated by a qualified radiological physicist prior to use of the Accuray System for patient treatment. Customer shall be responsible for quality assurance testing and calibrating the Accuray System regularly. Customer also shall be responsible for radiation surveys which may be required by applicable law or regulation or which may be necessary to establish that radiation does not exceed safe levels. Accuray has no responsibility for any such commissioning, quality assurance testing, calibration or radiation surveys.

  6.2.
  Pre-Requisite to First Patient Treatment.    Proper commissioning, calibration and quality assurance testing ("QA") of the Accuray System are necessary prerequisites to the first patient treatment. Accuray has the right to delay the first patient treatment in the event that Customer, in Accuray's sole opinion, does not have sufficient time between installation and first patient treatment to properly commission, calibrate and QA the Accuray System.

  6.3.
  Local Requirements.    Customer shall be responsible for obtaining all permits and for meeting all requirements relating to state and local codes, registration, regulations and ordinances applicable to Customer's use of the Accuray System. Accuray has no responsibility for compliance by the Accuray Deliverables with such requirements.

7.
Acceptance.    "Acceptance" of the Accuray System shall occur upon the earlier of (i) completion by Accuray of its acceptance test procedure that demonstrates that the Accuray System substantially conforms to the Specifications or (ii) execution of Accuray's acceptance form by Customer. In no event shall Customer or its agents use the Accuray System (or any portion thereof) for any purpose before Acceptance thereof without the express written approval of Accuray. Customer shall indemnify and hold Accuray harmless from any such use.

8.     Intellectual Property Rights Indemnity.

  8.1.
  Indemnity.    Accuray shall at its expense defend any action brought against Customer with respect to a claim by a third party that the design or manufacture of any Accuray Deliverable infringes any valid patent or other intellectual property right of the United States, and shall pay any damages awarded by a court arising from such claim, provided Customer gives Accuray prompt written notice of such claim and full authority, information and assistance in settling or defending such claim.

  8.2.
  Certain Remedies.    If a court judgment prohibits Customer's continued use of any Accuray Deliverable, or if at any time Accuray determines that any Accuray Deliverable may become subject to a cause of action for infringement, Accuray may at its expense either (i) procure a license to enable Customer to continue using such Accuracy Deliverable, (ii) replace such Accuray Deliverable with a non-infringing Accuray Deliverable, or (iii) remove such Accuray Deliverable and refund a pro-rated portion of the Purchase Price paid by the Customer for such Accuray Deliverable, which portion shall be calculated on a straight-line basis over a 5-year period beginning on the date of Acceptance (i.e., removal of the Accuray Deliverable at the end of the first year after Acceptance would result in a refund of 80% of the Purchase Price). Accuray shall have no liability hereunder with respect to any claims settled by Customer without Accuray's prior written consent.

  8.3.
  Exclusion.    Accuray excludes from any liability hereunder, and Customer shall indemnify and hold Accuray harmless from and against any expense, loss or liability resulting from claimed infringement of any third party intellectual property rights: (i) arising from the use of an Accuray Deliverable other than in accordance with the Specifications, (ii) based on the combination of equipment, processes, programming applications or materials not furnished by Accuray with the Accuray Deliverables, (iii) arising out of compliance by Accuray with Customer's designs, specifications or instructions, or (iv) damages incurred as a result of Customer's continued use of an Accuray Deliverable after Accuray has recommended in writing that Customer suspend such use. This Section 8 states Accuray's entire liability for any claim based upon or related to any alleged infringement by an Accuray Deliverable of intellectual property right.

9.     Warranty.

  9.1.
  Warranty.    Accuray warrants that (i) the hardware components of the Accuray Deliverables will be free from defects in material and workmanship and (ii) the hardware and software components of the Accuray Deliverables will operate substantially in accordance with the Specifications, in each case for a period of 1 year from the date of Acceptance, but not to exceed 2 years from date of delivery ("Warranty Period"). Any service with respect to Accuray Deliverables provided by Accuray after the Warranty Period shall be provided in accordance with the terms of a Service Contract executed by the parties.

  9.2.
  Warranty Remedy.    If Customer notifies Accuray during the Warranty Period of a defect in an Accuray Deliverable that causes such deliverable to fail to conform to the foregoing warranty, Accuray shall at its option either repair or replace the defective deliverable, or, if in Accuray's opinion such repair or replacement is not commercially reasonable, Accuray shall refund a pro-rated portion of the price paid by the Customer for such Accuray Deliverable, which portion shall be calculated on a straight-line basis over a 5-year period beginning on the date of Acceptance. This Section 9.2 sets forth Customer's sole and exclusive remedies with respect to a breach of the warranty specified in Section 9.1.

  9.3.
  Conservation of Materials.    In the interest of conservation of scarce materials, and of efficient utilization of high value parts, the Accuray Deliverables may contain re-manufactured parts. Such parts are subject to the same standards of quality control applied to other parts and are covered by the warranty in this Section 9.

  9.4.
  Scope of Warranty.    The warranty services described in this Section 9 shall not apply to defects or non- conformities caused by: (i) abuse, accident, misuse or neglect of an Accuray Deliverable; (ii) modification of an Accuray Deliverable (including any software therein) without Accuray's express written authorization; (iii) use in an operating environment other than the operating environment described in the Specifications; or (iv) any component of an Accuray Deliverable that has been superseded by a update made available to Customer without charge by Accuray. In-warranty repair or replaced parts are warranted only for the unexpired portion of the original warranty period.

  9.5.
  OTHER WARRANTIES.    EXCEPT AS SET FORTH IN THIS SECTION 9, ACCURAY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, AND OF FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

10.
Mutual Indemnity.    If it is determined by a court in accordance with applicable law that the negligence of a party (the "Responsible Party"), its employees or agents causes damage or injury to a third party, the Responsible Party shall pay the other party for any damages awarded by a court or agreed to by the Responsible Party in a settlement arising from such claims to the extent such damages reflect the Responsible Party's relative fault therefor. Notwithstanding the foregoing, Accuray shall have no responsibility whatsoever for, and Customer shall indemnify and hold Accuray harmless from, all damage or injury to third parties which (i) results from the use, operation or service of any Accuray Deliverable by other than Accuray personnel prior to Acceptance and completion of the radiation survey by Customer, (ii) results from or relates to any use, operation or service of any Accuray Deliverable by a party not authorized to perform such service by Accuray, or (iii) any use by Customer or its agents of an Accuray Deliverable contrary to any written warning or instruction given by Accuray to Customer.

11.
Damages.    IN NO EVENT SHALL ACCURAY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ACCURAY'S AGGREGATE LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE PAYMENT RECEIVED BY ACCURAY FOR THE ACCURAY DELIVERABLE RESULTING IN THE LOSS OR DAMAGE CLAIMED.

12.
Intellectual Property Ownership and License.    Accuray and its licensors retain all intellectual property rights in the Accuray Deliverables. Accuray hereby grants Customer a nonexclusive, non-transferable, royalty-free right to use the software provided in connection with the Accuray Deliverables only in machine readable form and only in combination with the Accuray Deliverable with which such software is provided. No such software shall be copied or decompiled in whole or in part by Customer, and Customer shall not disclose or provide any such software, or any portion thereof, to any third party. All rights in intellectual property not expressly granted hereunder are reserved by the owner of such intellectual property.

13.
Trademarks.    Accuray is the owner of the trademark CyberKnife® and related trademarks in the U.S. and around the world. If Customer wishes to use the CyberKnife or other Accuray trademarks in association with a business name, Accuray requires that Customer execute Accuray's standard royalty-free Trademark License Agreement specifying the requirements for and the nature of the acceptable use. Without the necessary license, Customer is not entitled to use the Accuray marks with a business name or to otherwise use language which would suggest a license with Accuray.

14.
Confidentiality.    All drawings, designs, specifications, manuals and software and other non-public information furnished to the Customer by Accuray hereunder shall remain the confidential and proprietary property of Accuray ("Confidential Information"). All such information, except as may be found in the public domain, shall be held in confidence by Customer and shall not be disclosed by Customer to any third parties or used by Customer other than in its operation of the Accuray Deliverables in accordance with the Specifications.

15.   Patient Information.

  15.1.
  Compliance with HIPAA.    In performing any services hereunder, Accuray may receive from Customer patient healthcare, billing, or other confidential patient information ("Patient Information"). Patient Information, as the term is used herein, includes all "Protected Health Information," as that term is defined in 45 CFR 164.501. Customer shall identify to Accuray in writing all such information when Customer provides such information to Accuray, and Accuray shall use Patient Information so identified by Customer only as necessary to provide the services to Customer as set forth herein. Accuray shall comply with all federal laws, rules and regulations relating to the confidentiality of Patient Information, including the applicable provisions of the privacy regulations promulgated pursuant to Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

  15.2.
  De-Identified Information.    Customer shall provide Accuray with only de-identified Protected Health Information, in accordance with the requirements of 45 CFR 164.514. Any information provided to or shared with Accuray shall have all identifying patient information removed, including, but not limited to, names, addresses, zip codes, telephone numbers, social security numbers, medical record numbers, health plan numbers, and so on, and shall be assigned a de-identified record code in accordance with 45 CFR 164.514(c).

16.
Cancellations.    All payments made hereunder are non-refundable and no order accepted by Accuray may be canceled by Customer without Accuray's prior written consent. If Customer requests cancellation of any order and Accuray consents to such request, Customer agrees to pay Accuray a charge determined by Accuray to cover the reasonable costs of order processing, handling, re-testing, shipping, storage, repackaging and similar activities incurred by Accuray in connection with such cancellation.

17.
Assignment.    Neither party may assign this Agreement without the other party's prior written consent, except that Accuray may assign this Agreement without Customer's consent to an affiliate and either party may assign this Agreement without the other party's consent to a successor or acquirer in connection with a merger or acquisition, or the sale of all or substantially all of such party's assets or the sale of that portion of such party's business to which this Agreement relates, upon written notice; provided that any party to which Customer proposes assigning this Agreement must meet Accuray's standard creditworthiness requirements. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties' permitted successors and assigns. Any attempted assignment in violation of this Section 17 shall be null and void.

18.
Dispute Resolution.    Any dispute between Accuray and Customer arising from or related to this Agreement, excluding disputes regarding payment or Customer's unauthorized use or disclosure of Accuray Confidential Information or intellectual property, shall be settled as follows. The party initiating the dispute shall provide written notification to the other party identifying in detail the nature of the dispute. The other party shall respond in writing to the notification within 30 calendar days from the date of receipt of the notification. The party initiating the dispute shall have an additional 30 calendar days after the receipt of the response to either accept the resolution offered by the other party or escalate the matter. If the dispute is not resolved within the foregoing 30-day period, the parties shall escalate the claim to the President of Accuray and the Chief Executive Officer of Customer. Each shall negotiate in good faith and use his or her best efforts to resolve such dispute or claim. If the dispute is not resolved within 15 calendar days after escalation to the President and Chief Executive Officer as described above, then either party may pursue resolution by any means available at law or equity.

19.
Notices.    All notices required or permitted under this Agreement shall be in writing and if delivered in person, effective immediately, if delivered by reputable national or international overnight delivery service, effective 2 business days after deposit with carrier, or if delivered by registered or certified mail, postage prepaid with return receipt requested, effective 5 business days after deposit with carrier. All communications will be sent to the addresses set forth below or to such other address as may be specified by either party in accordance with this section.

To Accuray:	To Customer:
Accuray Incorporated Attention: Chief Financial Officer 1310 Chesapeake Terrace Sunnyvale, CA 94089 Copy to: General Counsel
20.
Force Majeure.    Neither party will be responsible for any failure or delay in its performance under this Agreement (except for the payment of money) due to causes beyond its reasonable control, including, but not limited to, labor disputes, strike, lockout, riot, war, fire, acts of God, accident, failure or breakdown of components necessary for order completion; subcontractor or supplier caused delays; curtailment of or failure to obtain sufficient electrical or other energy, raw materials or supplies; or compliance with any law, regulation or order, whether valid or invalid.

21.
Governing Law.    The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the United States and the State of California without regard to conflicts of laws principles that would require the application of the laws of any other jurisdiction. No action, regardless of form, arising out of or related to any Accuray Deliverable may be brought by Customer more than 1 year after Customer has or should have become aware of the cause of action.

22.
Waiver.    The waiver of any breach or default of any provision of this Agreement will not constitute a waiver of any other right hereunder or of any subsequent breach or default.

23.
Severability.    If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

24.
Amendments.    Any amendment or modification of this Agreement must be made in writing and signed by duly authorized representatives of each party. For Accuray, a duly authorized representative must be any of the following: CEO, CFO, or General Counsel.

25.
Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

26.
Entire Agreement.    This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings, representations and warranties, written and oral. In the event of a conflict or inconsistency between the terms stated in a purchase order or other similar document and this Agreement, the terms of this Agreement shall govern.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers, thereunto duly authorized. The parties acknowledge and agree that this Agreement does not become effective until it has been signed by all parties indicated below.

ACCURAY INCORPORATED	CUSTOMER
By:	By:

Print Name: Robert E. McNamara	Print Name:

Title: Senior Vice President & Chief Financial Officer	Title:

Date:	Date:

        The undersigned acknowledges that the terms and conditions of this Agreement meet the policies and procedures of Accuray.

By:
Darren J. Milliken General Counsel
Date:

        Please make sure that you have selected a Service Contract (Emerald Elite or Diamond Elite, Section F above). A separate Service Contract is provided for your signature.

        Please attach payment to this signed Agreement and forward to:

Accuray Incorporated
ATTN: Contracts Administration
1310 Chesapeake Terrace
Sunnyvale, CA 94089
T. 408.716.4600
F. 408.716.4620

SIGNATURE PAGE TO ACCURAY CYBERKNIFE G4 PURCHASE AGREEMENT